Exhibit 1

SAMSONITE CORPORATION

STOCKHOLDERS AGREEMENT

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II BOARD OF DIRECTORS
2.1	Board of Directors
2.2	Board Composition
2.3	Election of Directors
2.4	Vacancies
2.5	Removal of Major Stockholder Nominees
2.6	Veto Rights

ARTICLE III REGISTRATION RIGHTS
3.1	Demand Registrations
3.2	Piggyback Registrations
3.3	Obligations of the Company
3.4	Obligations of Holder
3.5	Expenses of Registration
3.6	Delay of Registration
3.7	Indemnification

ARTICLE IV TRANSFER OF SHARES
4.1	Restriction on Transfer
4.2	Rights of First Offer
4.3	Tag Along Rights
4.4	Securities Law Restrictions
4.5	Legends

ARTICLE V OTHER MAJOR STOCKHOLDER RIGHTS
5.1	Drag-Along Rights; Sale.
5.2	Approved IPO
5.3	Holdback Agreements
5.4	Equity Purchase Rights
5.5	Prohibited Actions
5.6	Fiduciary Duties
5.7	Standstill

ARTICLE VI MISCELLANEOUS
6.1	Rules of Construction
6.2	Successors and Assigns
6.3	Termination.
6.4	Restructuring, Exchanges, etc., Affecting the Securities
6.5	Conflict with Bylaws

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6.6	No Third Party Beneficiaries
6.7	Governing Law; Jurisdiction
6.8	Counterparts
6.9	Titles and Subtitles
6.10	Notices
6.11	Expenses
6.12	Entire Agreement; Amendments and Waivers
6.13	Severability

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STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2003 by and among Samsonite Corporation, a Delaware corporation (the “Company”), Ares Corporate Opportunities Fund, L.P., a Delaware limited partnership (“Ares”), Bain Capital (Europe) LLC (“Bain”), Ontario Teachers’ Pension Plan Board, a non-share capital corporation established under the laws of Ontario (“OTPP” and, together with Ares and Bain, the “Major Stockholders”) and Ares Leveraged Investment Fund, L.P., a Delaware limited partnership (the “Other Stockholder” and, together with the Major Stockholders, the “Stockholders”).

RECITALS

WHEREAS, on July 31, 2003, the Major Stockholders and the Company consummated the transactions contemplated by that certain Recapitalization Agreement (the “Recapitalization Agreement”) dated as of May 1, 2003 and each of the Major Stockholders acquired preferred equity interests in the Company and the Company was recapitalized in accordance with the terms thereof (the “Recapitalization”);

WHEREAS, as a result of the consummation of the Recapitalization, the Stockholders hold that number and class of shares of the Company as set forth on Schedule 1; and

WHEREAS, the Stockholders desire to organize their mutual relationship as the principal stockholders of the Company and their participation in the governance of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE i

DEFINITIONS

As used herein, the terms below shall have the following meanings.  Any such term, unless the context otherwise requires, may be used in the singular or plural, depending on reference.

“Affiliate” means, as applied to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of the foregoing, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise, and the terms “controlled” and “controlling” shall have meanings correlative to the foregoing.  When used in connection with Bain, Affiliates shall include, without limitation, each of Bain Fund VII-E (UK) LP, BCIP Associates III, BCIP Associates III-B, BCIP Trust Associates III, BCIP Trust Associates III-B, Sankaty High Yield Partners II, LP, Sankaty High

Yield Partners III, LP, Peder Smedvig Capital AS, Randolph Street Partners V, and each investment fund or entity managed or advised by Bain or any of its Affiliates.

“Agreement” shall have the meaning ascribed to it in the forepart of this Agreement.

“Applicable Law” means all applicable laws, statutes, rules, regulations, injunctions, decrees, policies or guidelines promulgated, or judgments, decisions or Governmental Orders entered by, any Governmental Authority.

“Approved Budget and Business Plan” shall have the meaning ascribed to it in Part II of Schedule 2.

“Approved IPO” means the first firm commitment underwritten public offering pursuant to a Registration Statement that became effective after the date hereof covering a U.S. or non-U.S. offer and sale of Common Stock for the account of the Company to the public, (A) the public offering price of which is not less than 225% of the then-applicable Conversion Price (as such term is defined in the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the Preferred Stock) of the Preferred Stock, (B) will result in net proceeds to the Company and/or its stockholders of not less than $100 million and (C) would result in (1) a sale of not less than 17.5% of the shares of Common Stock (determined on an as-converted basis) then outstanding or (2) an issuance of newly issued shares of Common Stock that, together with the sales of Common Stock by the Major Stockholders in such public offering, would result in the Major Stockholders’ aggregate beneficial ownership, as a group, of the total issued and outstanding shares of Common Stock (on an as-converted basis) being reduced by not less than 17.5%.

“Approved IPO Notice Date” shall have the meaning ascribed to it in Section 5.2(a).

“Ares” shall have the meaning ascribed to it in the forepart of this Agreement.

“Bain” shall have the meaning ascribed to it in the forepart of this Agreement.

“Board of Directors” means the board of directors of the Company, as constituted from time to time.

“Buyer” shall have the meaning ascribed to it in Section 4.3.

“Bylaws” means the Bylaws of the Company.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and (ii) with respect to any other Person, any and all partnership, membership or other equity interests of such Person.

“Certificate” means the Certificate of Incorporation of the Company, as it may be amended from time to time.

“Closing Date” shall have the meaning ascribed to “Closing Date” in the Recapitalization Agreement.

“Collective Demand” shall have the meaning ascribed to it in Section 3.1(b)(i).

“Common Stock” means the Common Stock of the Company, par value $0.01.

“Company” shall have the meaning ascribed to it in the forepart of this Agreement.

“Company Preferred Stock” means any Equity Interest in the Company that either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) has a preference over the Common Stock with respect to dividends, redemption or distributions upon liquidation.

“Corporate Therapeutics” means the Samsonite Corporate Therapeutics, adopted pursuant to the Stipulation of Settlement, dated as of April 28, 2000, by and among the Company and the other parties thereto.

“Demand Exercise Notice” shall have the meaning ascribed to it in Section 3.1(b)(ii).

“Demand Request” shall have the meaning ascribed in Section 3.1(a).

“Director Nominee” shall have the meaning ascribed to it in Section 2.2.

“Drag Along Notice Period” shall have the meaning ascribed to it in Section 5.1(a).

“Drag Along Party” and “Drag Along Parties” shall have the meanings ascribed to it in Section 5.1(a).

“Drag Along Shares” shall have the meaning ascribed to it in Section 5.1(a).

“Drag Along Transaction” shall have the meaning ascribed to it in Section 5.1(a).

“Dragging Party” shall have the meaning ascribed to it in Section 5.1(a).

“Equity Interests” means Capital Stock or warrants, options or other rights to acquire Capital Stock.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, including the rules and regulations promulgated thereunder, as amended.

“Exercising Stockholder” shall have the meaning ascribed to it in Section 3.1(b)(ii).

“Expiring Nominee” shall have the meaning ascribed to it in Section 2.3(b).

“Fair Market Value” of any asset or security of the Company means the fair market value of such asset or security as determined in the good faith judgment of the Board of Directors, which shall include a majority of the Independent directors of the Company.

“Fee Letter” means the fee letter, entered into on the date hereof, between the Company, Ares, OTPP and Bain.

“Governmental Authority” means any United States federal, state or local or any foreign or multinational government (including the European Union), governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (or any subdivision of any of the foregoing) having jurisdiction or authority with respect to the particular matter at issue in its context.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Holder” means any Stockholder owning Registrable Securities.

“Independent” means a person other than a director of any Major Stockholder or an officer or employee of the Company, any of its subsidiaries, any of the Major Stockholders or any of their respective Affiliates, in each case during the then current year or any of the three immediately preceding years, or member of the immediate family of any of the foregoing persons.

“Individual Demand” shall have the meaning ascribed to it in Section 3.1(b)(i).

“Initial Offering” means the closing of the first underwritten public offering of Common Stock on or after the Closing Date after which the Common Stock is listed on the New York Stock Exchange, admitted for quotation on the NASDAQ National Market (or any successor thereto) or listed on the London Stock Exchange.

“Major Stockholder Nominee” shall have the meaning ascribed to it in Section 2.2.

“Major Stockholders” shall have the meaning ascribed to it in the forepart of this Agreement.

“Material Adverse Change” shall have the meaning ascribed to it in Section 3.5.

“Material Subsidiary” means each “Significant Subsidiary” of the Company, as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act, Samsonite GmbH, Samsonite Limited and Samsonite India Limited.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations system.

“Nonexercising Stockholders” shall have the meaning ascribed to it in Section 3.1(b)(ii).

“Offer Notice” shall have the meaning ascribed to it in Section 4.2(a).

“Offerees” shall have the meaning ascribed to it in Section 4.2(a).

“Offeror” shall have the meaning ascribed to it in Section 4.2(a).

 “Original Ownership” means, with respect to each Stockholder as of the date of determination, the shares of Common Stock (calculated on an as-converted basis) underlying the Securities held by such Stockholder immediately after consummation of the Recapitalization, as reduced by, in the case of each Major Stockholder, the aggregate number of shares of Preferred Stock actually sold to certain members of the management group of the Company as contemplated by Section 5.13 of the Recapitalization Agreement.  For the avoidance of doubt, no right of any Stockholder that is determined with reference to Original Ownership may be assigned or transferred.

“Other Stockholder” shall have the meaning ascribed to it in the forepart of this Agreement.

“OTPP” shall have the meaning ascribed to it in the forepart of this Agreement.

“Per Share Purchase Price” means $1,000.

“Permitted Transfer” means (a) (i) solely with respect to each of Ares Corporate Opportunities Fund, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P., Sankaty High Yield Partners II, L.P. and Sankaty High Yield Partners III, L.P., any pledge of Securities made by such Stockholder pursuant to a bona fide debt transaction which (A) creates a mere security interest over all or substantially all of the assets of such Stockholder and (B) is permitted by such Stockholder’s limited partnership agreement as of the date hereof, and (ii) with respect to each other Affiliate of any Major Stockholder other than Ares Corporate Opportunities Fund, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P., Sankaty High Yield Partners II, L.P. and Sankaty High Yield Partners III, L.P. (each such other Affiliate, a “Covered Affiliate”), any pledge of Securities made by such Stockholder pursuant to a bona fide debt transaction which creates a mere security interest over all or substantially all of the assets of such Covered Affiliate, provided, that the Securities subject to such pledge, when taken together with all other pledges by the Covered Affiliates of such Major Stockholder constitute less than 25% of the Original Ownership of such Major Stockholder, (b) any Transfer pursuant to a registration under Applicable Law, (c) any Transfer by any Stockholder to an Affiliate of such Stockholder, (d) any Transfer by a Stockholder to the equity investors, partners, members or managers of such Stockholder upon either the liquidation of such Stockholder or other distribution of securities in-kind to such equity investors, partners, members or managers and (e) transfers in accordance with Section 5.13 of the Recapitalization Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means the 2003 Convertible Preferred Stock of the Company, par value $0.01 per share.

“Primary Actions” shall have the meaning ascribed to it in Section 2.6(a).

“Recapitalization” shall have the meaning ascribed to it in the recitals of this Agreement.

“Recapitalization Agreement” shall have the meaning ascribed to it in the recitals of this Agreement.

“register,” “registered,” and “registration” refer to, in the United States, a registration of securities effected by preparing and, if applicable, filing a Registration Statement, and, if applicable, the declaration or ordering of effectiveness of such Registration Statement, and outside of the United States, refer to the listing, qualification or other process by which securities are made freely transferable within a jurisdiction or on an applicable securities exchange.

“Registrable Securities” means (i) shares of Common Stock (including those shares of Common Stock issued or issuable upon conversion of the Preferred Stock) and (ii) any Capital Stock of the Company or any successor entity issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Registrable Securities referenced in clause (i) above.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force).

“Registration Statement” means in connection with the public offering and sale of Equity Interests of the Company (whether in the U.S. or in any non-U.S. jurisdiction), a registration statement (including pursuant to Rule 415 under the Securities Act), listing application, qualification statement or similar document on the appropriate form in compliance with Applicable Law and applicable stock exchange regulations.

“Registration Expenses” shall have the meaning ascribed to it in Section 3.5.

“Sale” shall have the meaning ascribed to it in Section 5.1(b).

“Sale Party” shall have the meaning ascribed to it in Section 5.1(b).

“Sale Period” shall have the meaning ascribed to it in Section 4.2(d).

“Sale Price” shall have the meaning ascribed to it in Section 4.2(a).

“Sale Notice Date” shall have the meaning ascribed to it in Section 5.1(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 5.1 Notice” shall have the meaning ascribed to in Section 5.1(c)(i).

“Section 5.1 Price” shall have the meaning ascribed to in Section 5.1(c)(i).

“Securities” means shares of the Preferred Stock and shares of Common Stock held as of the date hereof and hereafter acquired, and in the case of any determination of percentage of Original Ownership, shall mean shares of Common Stock, calculated on an as-converted basis, with respect to shares of Preferred Stock and Common Stock held as of the date hereof (as reduced by, in the case of each Major Stockholder, the aggregate number of shares of Preferred Stock actually sold to certain members of the management group of the Company as contemplated by Section 5.13 of the Recapitalization Agreement) and shall include Preferred Stock and Common Stock transferred by such Stockholder to any Affiliate of such Stockholder to the extent still held by such Affiliate at the time of determination.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Stockholder” shall have the meaning ascribed to it in Section 4.3.

“Significant Actions” shall have the meaning ascribed to it in Section 2.6(b).

“Stockholders” shall have the meaning ascribed to it in the forepart of this Agreement.

“Subject Securities” shall have the meaning ascribed to it in Section 4.2(a).

“Subsidiaries” means all Persons in which the Company owns, directly or indirectly, a majority of the Voting Stock or is a general partner or otherwise has the power to control, by agreement or otherwise, the management and general business affairs of such other Person.

“Tag Along Notice” shall have the meaning ascribed to it in Section 4.3.

“Tag Along Shares” shall have the meaning ascribed to it in Section 4.3.

“Tag Sale” shall have the meaning ascribed to it in Section 4.3.

“Tag Seller” shall have the meaning ascribed to it in Section 4.3.

“Transfer” means any direct or indirect sale, assignment, mortgage, transfer, pledge, hypothecation or other disposition or transfer.

“Triggering Holder” shall have the meaning ascribed to in Section 5.1(c).

“Violation” shall have the meaning ascribed to in Section 3.7(a).

“Voting Stock” means, with respect to any Person, any shares of stock or other equity interests of any class or classes of such Person whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, managers, trustees or other governing body of such Person.

ARTICLE II

BOARD OF DIRECTORS

2.1                                 Board of Directors.  Each Stockholder will use its respective best efforts to take or cause to be taken such action lawfully within its power to cause the Board of Directors to initially consist of nine (9) persons, which may be increased or reduced as provided herein and in accordance with the Bylaws but not below the number of directors entitled to be nominated by the Major Stockholders pursuant to Section 2.2 without the prior written consent of the affected Major Stockholder(s).  Each Stockholder will use its respective best efforts to take or cause to be taken such action as may be necessary to effectuate the provisions of this Section 2.1.

2.2                                 Board Composition.

(a)          For so long as the terms of the Corporate Therapeutics require:

(i)             Subject to Sections 2.2(a)(ii) and 2.5, the rules, regulations and/or interpretations of any securities exchange or regulatory authority to which the Company is subject, Applicable Law and the Corporate Therapeutics, each Stockholder agrees that it will take all action lawfully within its power to cause the Board of Directors to consist of (A) one (1) director nominated by Ares; (B) one (1) director nominated by Bain; (C) one (1) director nominated by OTPP; (D) two (2) Independent directors, each of which, subject to Section 2.3(a), will be a person nominated by mutual agreement of Ares and OTPP (such agreement not to be unreasonably denied or delayed); (E) three (3) Independent directors, each of which, subject to Section 2.3(a), will be a person nominated by Bain, provided that at least one (1) of such nominees must be acceptable to Ares and OTPP (such acceptance not to be unreasonably denied or delayed); and (F) one (1) Independent director, which, subject to Section 2.3(a), will be a person nominated by the Chief Executive Officer of the Company.  Other directors to be nominated as a result of the operation of clause (a)(ii)(B) and clause (a)(ii)(C) below shall be nominated in accordance with the terms of the Company’s Certificate, Bylaws and the Corporate Therapeutics.  Each person nominated for election as a director of the Company pursuant to clauses (A) through (F) of this Section 2.2(a)(i) and each person elected to fill a vacancy on the Board of Directors created by such person pursuant to Section 2.4, is referred to herein as a “Director Nominee” and each person nominated for election as a director of the Company pursuant to clauses (A) through (E) of this Section 2.2(a)(i) and each person elected to fill a vacancy on the Board of Directors created by such person pursuant to Section 2.4, is referred to herein as a “Major Stockholder Nominee.”  Each Major Stockholder agrees that it will take all action lawfully within its power to cause each director of the Company to serve for an initial term of one (1) year or until his or her successor is elected and qualified or until his or her earlier resignation, or removal.  Each Major Stockholder agrees that, subject to the Corporate Therapeutics, the rules, regulations and/or interpretations of any securities exchange or regulatory authority to which the Company is subject and

Applicable Law, it will take all action lawfully within its power to cause each Major Stockholder to have the right to have at least one of its Major Stockholder Nominees nominated pursuant to clause (a)(i)(A), (a)(i)(B) or (a)(i)(C), as applicable, be a member of each committee of the Board of Directors for so long as such Major Stockholder shall have the right to nominate one (1) director pursuant to such clause (after giving effect to any reduction in the number of directors such Major Stockholder is permitted to nominate pursuant to Section 2.2(a)(ii)).

(ii)          Each Major Stockholder agrees that, notwithstanding the foregoing, if:

(A)      at any time any Major Stockholder beneficially owns Securities constituting less than 33% of the Original Ownership of such Major Stockholder, such Major Stockholder will no longer be permitted to nominate any directors pursuant to clause (a)(i)(A), (a)(i)(B) or (a)(i)(C) above, as applicable, and the number of directors constituting the Board of Directors will be reduced, in each such case, by the number of members such Major Stockholder was permitted to nominate pursuant to such clause prior to the operation of this clause (a)(ii)(A);

(B)        (1) at any time Ares beneficially owns Securities constituting 51% or more of the Original Ownership of Ares and OTPP beneficially owns Securities constituting less than 51% of the Original Ownership of OTPP, then Ares will have the sole right to nominate the Independent directors pursuant to clause (a)(i)(D) above; (2) at any time OTPP beneficially owns Securities constituting 51% or more of the Original Ownership of OTPP and Ares beneficially owns Securities constituting less than 51% of the Original Ownership of Ares, then OTPP will have the sole right to nominate such Independent directors pursuant to clause (a)(i)(D) above; and (3) at any time Ares and OTPP each beneficially own Securities constituting less than 51% of the Original Ownership of such Major Stockholder, Ares and OTPP will no longer be permitted to nominate any directors pursuant to clause (a)(i)(D) above;

(C)        at any time Bain beneficially owns Securities constituting less than 51% of the Original Ownership of such Major Stockholder, Bain will no longer be permitted to nominate any directors pursuant to clause (a)(i)(E).

(b)         Upon the termination of any contrary requirement of the Corporate Therapeutics:

(i)             Subject to Sections 2.2(b)(ii) and 2.5, the rules, regulations and/or interpretations of any securities exchange or regulatory authority to which the Company is subject, and Applicable Law, each Stockholder agrees that it will take all action lawfully within its power to cause the Board of Directors to consist of (A) two (2) directors nominated by Ares; (B) two (2) directors nominated by

Bain; (C) one (1) director nominated by OTPP; (D) one (1) Independent director, which, subject to Section 2.3(a), will be a person nominated by mutual agreement of Ares and OTPP (such agreement not to be unreasonably denied or delayed); (E) one (1) Independent director, which, subject to Section 2.3(a), will be a person nominated by Bain; (F) one (1) Independent director, which, subject to Section 2.3(a), will be a person nominated by Bain, provided that such nominee must be acceptable to Ares and OTPP (such acceptance not to be unreasonably denied or delayed); and (G) the Chief Executive Officer of the Company.  Other directors to be nominated as a result of the operation of clause (b)(ii)(C) and clause (b)(ii)(D) below shall be nominated in accordance with the terms of the Company’s Certificate and Bylaws.  Each person nominated for election as a director of the Company pursuant to clauses (A) through (G) of this Section 2.2(b)(i) and each person elected to fill a vacancy on the Board of Directors created by such person pursuant to Section 2.4, is referred to herein as a “Director Nominee” and each person nominated for election as a director of the Company pursuant to clauses (A) through (F) of this Section 2.2(b)(i) and each person elected to fill a vacancy on the Board of Directors created by such person pursuant to Section 2.4, is referred to herein as a “Major Stockholder Nominee.”  Each Major Stockholder agrees that it will take all action lawfully within its power to cause each director of the Company to serve for an initial term of one (1) year or until his or her successor is elected and qualified or until his or her earlier resignation, or removal.  Each Major Stockholder agrees that, subject to the rules, regulations and/or interpretations of any securities exchange or regulatory authority to which the Company is subject and Applicable Law, it will take all action lawfully within its power to cause each Major Stockholder to have the right to have at least one of its Major Stockholder Nominees nominated pursuant to clause (b)(i)(A), (b)(i)(B) or (b)(i)(C), as applicable, be a member of each committee of the Board of Directors for so long as such Major Stockholder shall have the right to nominate one (1) director pursuant to such clause (after giving effect to any reduction in the number of directors such Major Stockholder is permitted to nominate pursuant to Section 2.2(b)(ii)).

(ii)          Each Major Stockholder agrees that, notwithstanding the foregoing, if:

(A)      at any time Ares or Bain beneficially owns Securities constituting more than 33%, but less than 51%, of the Original Ownership of such Major Stockholder, the number of directors such Major Stockholder is permitted to nominate pursuant to clause (b)(i)(A) or (b)(i)(B) above, as applicable, will be reduced by one (1) director and the number of directors constituting the Board of Directors will be reduced by one (1) director;

(B)        at any time any Major Stockholder beneficially owns Securities constituting less than 33% of the Original Ownership of such Major Stockholder, such Major Stockholder will no longer be permitted to nominate any directors pursuant to clause (b)(i)(A), (b)(i)(B) or (b)(i)(C) above, as applicable, and the number of directors constituting the Board of

Directors will be reduced, in each such case, by the number of members such Major Stockholder was permitted to nominate pursuant to such clause prior to the operation of this clause (b)(ii)(B);

(C)        at any time Bain beneficially owns Securities constituting less than 51% of the Original Ownership of such Major Stockholder, Bain will no longer be permitted to nominate any directors pursuant to clause (b)(i)(E) or clause (b)(i)(F);

(D)       (1) at any time Ares beneficially owns Securities constituting 51% or more of the Original Ownership of Ares and OTPP beneficially owns Securities constituting less than 51% of the Original Ownership of OTPP, then Ares will have the sole right to nominate the Independent director pursuant to clause (b)(i)(D) above; (2) at any time OTPP beneficially owns Securities constituting 51% or more of the Original Ownership of OTPP and Ares beneficially owns Securities constituting less than 51% of the Original Ownership of Ares, then OTPP will have the sole right to nominate such Independent director pursuant to clause (b)(i)(D) above; and (3) at any time Ares and OTPP each beneficially own Securities constituting less than 51% of the Original Ownership of such Major Stockholder, Ares and OTPP will no longer be permitted to nominate any directors pursuant to clause (b)(i)(D) above.

(c)          Board Observers.  Each Major Stockholder shall have the right to designate one individual to observe and attend all meetings of the Board of Directors for so long as such Major Stockholder beneficially owns Securities constituting more than 10% of the Original Ownership of such Major Stockholder and to receive on a timely basis all notices of meetings of the Board of Directors and all materials provided to the members of the Board of Directors, in each case as and when delivered to the members of the Board of Directors.

2.3                                 Election of Directors.

(a)          Each Stockholder agrees to take all actions lawfully within its power to cause the Director Nominees to be elected as directors of the Company in any and all elections of directors of the Company held during the term of this Agreement, including, without limiting the generality or effect of the foregoing, (i) to vote, or cause to be voted, or, if applicable, execute written consents with respect to, all Voting Stock held by such Stockholder and entitled to vote in favor of the Director Nominees to the Board of Directors in any and all elections of, or solicitations of written consents with respect to the election of, directors of the Company held during the term of this Agreement that such Stockholder has the power to vote or in respect of which such Major Stockholder has the power to direct the vote and (ii) to cause its nominees to the Board of Directors, if any, to vote in favor of the Director Nominees for election to the Board of Directors and otherwise take all actions necessary to cause the Director Nominees to be elected as directors of the Company (including with respect to the filling of any vacancies in accordance with Section 2.4).

(b)         Without limiting the generality or effect of this Section 2.3, at each meeting of the stockholders of the Company held during the term of this Agreement at which the term of office of any Major Stockholder Nominee nominated by one or more Major Stockholders pursuant to clause (A), (B), (C), (D) or (E) of Section 2.2(a)(i) or clause (A), (B), (C), (D), (E) or (F) of Section 2.2(b)(i), as applicable (an “Expiring Nominee”), expires and at which time the Major Stockholder(s) that nominated such Expiring Nominee continues to be entitled to nominate a Major Stockholder Nominee pursuant to such clause, each Stockholder agrees to take all actions within its power to cause such Expiring Nominee to be nominated for election to another term as a director of the Company and to be included in the slate of nominees recommended to stockholders for election as directors of the Company in any proxy statement prepared by or on behalf of the Company with respect to such meeting; provided that, if the Major Stockholder(s) that nominated such Major Stockholder Nominee that is an Expiring Nominee so specifies, or such Expiring Nominee declines or is unable to accept the nomination, each Stockholder agrees to take all action within its power to cause another individual designated by such Major Stockholder(s) to be nominated for election as a director of the Company in lieu of such Expiring Nominee and to be included in the slate of nominees recommended to stockholders for election as directors of the Company in any such proxy statement; and provided, further, that this Section 2.3(b) shall not apply if the nomination of such Expiring Nominee or such replacement designee, as applicable, would result in such Major Stockholder(s) that nominated such Expiring Nominee having nominated more Major Stockholder Nominees than such Major Stockholder(s) is then entitled to nominate pursuant to Section 2.2.

(c)          Notwithstanding anything to the contrary in this Section 2.3 or Section 2.5, in any fiscal year of the Company during which the Major Stockholders shall have removed more than one individual designated pursuant to Section 2.2(b)(i)(D), (E) or (F), any individual designated pursuant to Section 2.2(b)(i)(D), (E) or (F) by the Major Stockholders in such fiscal year to fill any vacancy created by a removal of a director without cause, other than the first such vacancy, shall have been approved by a majority of the Independent directors.

2.4                                 Vacancies.  Each Stockholder agrees to take all action lawfully within its power to cause each director to hold his or her office as a director of the Company for such term as is provided in the Certificate and Bylaws until his or her death, resignation or removal from the Board of Directors or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the Certificate and Bylaws and Applicable Law.  If any Major Stockholder Nominee ceases to serve as a director of the Company for any reason during his or her term, each Stockholder agrees to take all action within its power to cause a nominee for the vacancy resulting therefrom to be designated in the manner provided in such clause; provided, that the designation of such nominee would not result in the relevant Major Stockholder(s) having nominated more persons pursuant to such clause than such Major Stockholder(s) is then entitled to nominate pursuant to Section 2.2.

2.5                                 Removal of Major Stockholder Nominees.  If at any time the Major Stockholder that nominated any Major Stockholder Nominee shall notify the Company and the other Stockholders in writing of its desire to have removed from the Board of Directors, with or without cause, such Major Stockholder Nominee, each of the Stockholders will (and will cause its nominees to the Board of Directors, if any, to), if necessary, subject to all Applicable Law and the Bylaws, use its respective best efforts to take or cause to be taken all such action as may be required to remove such Major Stockholder Nominee from the Board of Directors.  Subject to the immediately preceding sentence, no Stockholder will vote or cause to be voted, or execute written consents with respect to, any Voting Stock that it has the power to vote or in respect of which it has the power to direct the vote for (and shall cause its nominees to the Board of Directors, if any, to refrain from approving or otherwise voting in favor of) the removal of the Major Stockholder Nominee nominated by any Major Stockholder(s) without the prior written consent of such Major Stockholder(s).  At any time the number of nominees which a Major Stockholder is then entitled to nominate is reduced by one (1) pursuant to Section 2.2 above, each Stockholder agrees, subject to all applicable requirements of law and the Bylaws, to use its reasonable best efforts to take or cause to be taken all such action as may be required to remove such Major Stockholder Nominee from the Board of Directors, including, in the case of the Major Stockholder that originally nominated such Major Stockholder Nominee, using its best efforts to cause such Major Stockholder Nominee to resign in accordance with the Bylaws and using its best efforts to cause the remaining members of the Board of Directors, in accordance with the Bylaws, and provided the Board of Directors shall not have been reduced in number in accordance with Section 2.2(a)(ii) or 2.2(b)(ii), as applicable, to nominate a replacement nominee, provided that in the event such Major Stockholder has the ability to nominate one or more members of the Board and Directors pursuant to Section 2.2 above, then such Major Stockholder shall provide notice to the Company and the other Major Stockholders designating the Major Stockholder Nominee that is to be removed from the Board of Directors.

2.6                                 Veto Rights

(a)          The parties agree that following the Recapitalization, neither the Company nor its Subsidiaries shall take, or be permitted to take, any of the actions set forth on Part I of Schedule 2 (the “Primary Actions”) without the prior written consent of the Major Stockholders; provided, however, that no such prior written consent contemplated by this Section 2.6(a) shall be required at any time when the Major Stockholders, collectively, do not beneficially own at least 25% of the then outstanding Voting Stock of the Company.

(b)         The parties agree that following the Recapitalization neither the Company nor its Subsidiaries shall take, or be permitted to take, any of the actions set forth on Part II of Schedule 2 (the “Significant Actions”) without the prior written consent of two (2) of the three (3) Major Stockholders; provided, however, that no such prior written consent contemplated by this Section 2.6(b) shall be required at any time when the Major Stockholders, collectively, do not beneficially own at least 25% of the then outstanding Voting Stock of the Company.

(c)                                  Except for this Agreement, each Stockholder represents that it is not party to, and covenants not to enter into, any agreement, arrangement, understanding or relationship, whether formal or informal, with any holder of Company Equity Interests (other than its Affiliates or any other Stockholder) relating to the voting of any Company Equity Interests held by unrelated holders.

ARTICLE III

REGISTRATION RIGHTS

3.1                                 Demand Registrations.

(a)          Timing of Demand Registrations.  Subject to the conditions of this Section 3.1, at any time after the earlier of (x) the date which is six (6) months after the consummation of the Approved IPO and (y) the date which is five (5) years after the Closing Date, any Major Stockholder, acting alone or jointly with any of the other Major Stockholders, may request in writing (a “Demand Request”) that the Company commence a registration covering Registrable Securities held by such Major Stockholder(s) with an anticipated aggregate offering price (before any underwriting discounts and commissions) anticipated in good faith to be at least $20 million, which Major Stockholder(s) making such Demand Request and amount of Registrable Securities to be included in such registration shall be specified in such Demand Request.

(b)         Number of Demand Registrations.

(i)  The Company shall be obligated to prepare, file and use its reasonable best efforts to cause to become effective pursuant to this Section 3.1 no more than five (5) Registration Statements in the aggregate, which Registration Statements shall be allocated as follows:  (A) each Major Stockholder will have the right to make a Demand Request with respect to one (1) registration in such Major Stockholder’s sole discretion (each, an “Individual Demand”) in which such Major Stockholder will have priority; and (B) two or more Major Stockholders, acting jointly, will have the right to make a Demand Request with respect to two (2) registrations (each, a “Collective Demand”); provided, that no Major Stockholder, nor any Major Stockholders acting jointly, shall be entitled to make more than one Demand Request during any 9-month period.

(ii)  If any Major Stockholder is entitled pursuant to the terms of this Section 3.1 to make a Demand Request and elects to make a Demand Request, such Major Stockholder (in such capacity the “Exercising Stockholder”) shall give the other Major Stockholders (in such capacity, the “Nonexercising Stockholders”) written notice of its intent to make a Demand Request (a “Demand Exercise Notice”) not less than ten (10) business days prior to the date such Demand Request is to be made.  Each of the Nonexercising Stockholders may elect to join in such Demand Request and include its Registrable Securities on a pari passu basis with the Registrable Securities of the Exercising Stockholder by notifying the Exercising Stockholder of such Nonexercising Stockholder’s intent and the number of such Registrable Securities desired to be included not more than seven (7) business days following receipt of the Demand Exercise Notice, in which case such Demand Request shall be deemed to be a Collective Demand and, in such case, each such participating Major Stockholder shall be deemed to be an Exercising Stockholder.  Notwithstanding the foregoing, after any Major Stockholder acting as a Nonexercising Stockholder shall have elected to join in the Demand Request of an Exercising Stockholder, such Exercising Stockholder shall not be required to comply with the provisions of this paragraph (ii) with respect to a subsequent Demand Request made by such Exercising Stockholder.

(c)          Participation.  Within twenty (20) days of the receipt of any Demand Request, the Company shall give written notice of such Demand Request to all Holders.  Subject to the provisions of this Section 3.1 (including without limitation Section 3.1(d)), the Company shall include in such demand registration all Registrable Securities that the Holders request to be registered in a written request from such Holders received by the Company within fifteen (15)

days of the mailing of the Company’s notice pursuant to this Section 3.1(c).  Subject to paragraph (d) below, the Company may include in such demand registration securities for sale for its own account or for the account of other security holders.

(d)         Underwriter’s Cutbacks.  Notwithstanding any other provision of this Section 3.1, if the managing underwriter with respect to the proposed offering advises the Exercising Stockholder(s) in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without being likely to have a material adverse effect on the offering of securities as then contemplated (including a material adverse effect on the price at which it is proposed to sell the securities), then the Exercising Stockholder(s) shall so advise the Company and all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated:  (i) first, to the Registrable Securities of the Exercising Stockholder(s) on a pro rata basis based on the number of Registrable Securities requested to be included by such Exercising Stockholder(s) in such registration; (ii) second, to any other Holders of Registrable Securities on a pro rata basis based on the number of Registrable Securities requested to be included in such registration; (iii) third, to securities being sold for the account of the Company; and (iv) last, to any other stockholders the Company may determine to allow to participate in the registration.  All Holders proposing to distribute their securities through an underwriting shall enter into an underwriting agreement in customary form with the underwriter; provided, however, that if less than 85% of the number of Registrable Securities requested to be included by the Exercising Stockholder(s) in such registration is included in such registration, such Exercising Stockholder(s) shall retain their rights pursuant to this Section 3.1 as if the related Demand Request was not made and any related registration shall not count as an Individual Demand or a Collective Demand, as applicable, or one of the permitted registrations of the Major Stockholders under this Section 3.1.

(e)          Additional Rights.  In the event that the Company effects a registration pursuant to this Section 3.1, (A) in the event of an Individual Demand, the Major Stockholder making such Demand, and in the event of a Collective Demand, the Exercising Stockholders, acting together by mutual agreement, shall have the right to select a nationally recognized investment banking firm to act as managing underwriter from a list of four (4) investment banking firms provided by the Company and (B) the Company shall make such members of Company senior management, as the managing underwriter for such offering shall reasonably designate, reasonably available for, and shall otherwise cooperate in good faith in, “road-show” and similar marketing presentations and other customary marketing efforts prescribed by such managing underwriter in connection with such registration.  In the case of an Individual Demand, if the related registration commenced pursuant to this Section 3.1 is subsequently withdrawn, prior to the time that the Registration Statement is declared effective, at the request of the Major Stockholder that shall have made such Individual Demand, and such Major Stockholder shall have reimbursed the Company for all Registration Expenses pursuant to Section 3.5 hereof, such Demand Request under this Section 3.1 shall be deemed withdrawn and such Major Stockholder shall retain its rights to registration under this Section 3.1 as though no Demand Request for such registration had been made by it.  In the case of a Collective Demand, if the related registration commenced pursuant to this Section 3.1 is subsequently withdrawn at the request of (i) two Major Stockholders, in the case of a Collective Demand made by all three Major Stockholders, or one Major Stockholder, in the case of a Collective Demand made by two of the Major

Stockholders, and the non-withdrawing Major Stockholder notifies the Company in writing that it desires to continue the Registration, such Collective Demand shall constitute an Individual Demand of the non-withdrawing Major Stockholder under this Section 3.1 or (ii) all of the Major Stockholders participating in a Collective Demand, and each such Major Stockholder shall have reimbursed the Company for its pro rata portion (based on the number of shares of Registrable Securities requested to be included in the related registration) of Registration Expenses pursuant to Section 3.5 hereof, such Demand Request under this Section 3.1 shall be deemed withdrawn and the Major Stockholders shall retain their rights to registration under this Section 3.1 as though no Demand Request for such registration had been made by it so long as such request to withdraw was made prior to the time that the Registration Statement is declared effective.

(f)            Shelf Registration.   In the event that the Major Stockholder(s) making a Demand Request indicate in such Demand Request that the related registration is to be made on a Registration Statement pursuant to Rule 415 under the Securities Act, the Company shall, notwithstanding Section 3.3(a), keep such Shelf Registration Statement continuously effective (and supplemented and amended as required by the provisions of Section 3.3) to the extent necessary to ensure that it is available for resales of Registrable Securities included in such registration by the Major Stockholders, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, from the effective date of such Registration Statement until the earlier of (x) 24 months from the effective date, (y) the date all Registrable Securities covered by such Registration Statement have been sold in the manner set forth and as contemplated in such Registration Statement and (z) the date on which all Restricted Securities may be sold without registration pursuant to Rule 144(k) of the Securities Act.

(g)         Restrictions on Demand Registrations.  The Company shall not be obligated to effect any registration pursuant to this Section 3.1 (including filing a Registration Statement) within three months after the effective date of a previous registration pursuant to this Section 3.1 or a previous registration under which the Holders had piggyback rights pursuant to Section 3.2 hereof (irrespective of whether such rights were exercised). The Company may postpone for up to two months the filing or the effectiveness of a Registration Statement for a Demand Registration if, based on the good faith judgment of the Company’s Board of Directors (after consultation with its legal and financial advisors), if (i) such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction, (ii) such postponement is reasonably necessary in order to avoid premature disclosure of a matter and it is reasonably likely that disclosure of such matter at such time would be materially detrimental to the interests of the Company, (iii) the Company would be required by Applicable Law to prepare audited financial statements as of a date other than its fiscal year end (unless the Major Stockholder(s) requesting such Demand Registration agree to pay the expenses of such an audit) or (iv) such postponement is required by Applicable Law; provided that in such event, the Major Stockholders(s) initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Major Stockholder(s) shall retain their rights pursuant to this Section 3.1 as if the related Demand Request was not made and any related registration shall not count as an Individual Demand or a Collective Demand, as applicable, or one of the permitted registrations of the Major

Stockholders under this Section 3.1 and the Company shall pay all Registration Expenses in connection with such registration.  The Company may delay a Demand Registration hereunder only once in any twelve-month period; provided, however, that in no event shall the Company withdraw a Registration Statement under clause (i) above after such Registration Statement has been declared effective.  The Company shall provide written notice to the Major Stockholders initiating such Demand Request of (x) any postponement or withdrawal of the filing or effectiveness of a Registration Statement pursuant to this paragraph (g), (y) the Company’s decision to file or seek effectiveness of such registration statement following such withdrawal or postponement and (z) the effectiveness of such Registration Statement.

(h)         Pre-emption of Demand Registration.  Notwithstanding anything to the contrary contained herein, at any time a transferee of the rights of any Major Stockholder hereunder shall have made a Demand Request pursuant to this Section 3.1, the Company may elect at that time to effect an underwritten primary registration if, based on the good faith judgment of the Company’s Board of Directors, it would be in the best interests of the Company to access the public market to raise equity capital in order to (i) finance an acquisition that is the subject of a letter of intent or acquisition agreement at the time of such Demand Request or (ii) delever the Company to remedy or otherwise address an imminent covenant default under any material contract.  If the Company elects to effect a primary registration after receiving such a Demand Request, the Company will give prompt written notice (and in any event within 10 days after receiving such a Demand Request) to all Holders of its intention to effect such a registration and shall afford the Holders rights pursuant to Section 3.2 hereof, except that if the managing underwriters of such offering advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without being likely to have a material adverse effect on the offering of securities as then contemplated (including a material adverse effect on the price at which it is proposed to sell the securities), the provisions of Section 3.1(b) hereof shall not apply to such offering, and instead the Company shall include in such registration the maximum number of securities which such underwriters advise can be sold in such offering allocated (x) first, to the securities to be sold by the Company for its own account, (y) second, pro rata among the Holders on the basis of the number of shares requested to be registered by such Holders and (z) third, pro rata among the other selling security holders of the Company on the basis of the number of shares requested to be registered by such holders.  In the event that the Company so elects to effect such a primary registration after receiving a Demand Request, the Major Stockholders shall retain their rights pursuant to this Section 3.1 as if the related Demand Request was not made and such registration shall not count as an Individual Demand or a Collective Demand, as applicable, or one of the permitted registrations of the Major Stockholders or their transferees under this Section 3.1.

3.2                                 Piggyback Registrations.

(a)          Piggyback Rights.  If (but without any obligation to do so) the Company proposes to register, whether or not for its own account, any of its shares of Common Stock or other Equity Interests in the Company in connection with the public offering for cash of such securities (including the Approved IPO, but excluding any (i) registration made pursuant to Section 3.1, (ii) registration relating solely to the sale of securities to participants in a Company sponsored benefit plan on Form S-1 or Form S-8 under the Securities Act or similar forms that may be promulgated under the Securities Act in the future, (iii) registration relating to a corporate reorganization, acquisition or other transaction under Rule 145 of the Securities Act on Form S-4 under the Securities Act or similar forms that may be promulgated under the Securities Act in the future or (iv) registration on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each Holder given in writing to the Company within fifteen (15) days after receipt of such notice by the Company, the Company shall, subject to the provisions of this Section 3.2, include in the registration statement all of the Registrable Securities that each such Holder has requested to be registered.

(b)         Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 prior to the effectiveness of such registration and the commencement of the public offer of the securities covered by such registration, whether or not any Holder has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.5 hereof.  Any such withdrawal shall be without prejudice to the rights of any Holder to request that a registration be effected under Section 3.1 or to be included in subsequent registrations under Section 3.2(a).

(c)          Underwriting Requirements.  In connection with any offering involving an underwriting of shares of Common Stock for the benefit of the Company or any security holder of the Company, the Company shall not be required under this Section 3.2 to include any of the Holders’ Registrable Securities in such underwriting pursuant to this Section 3.2 unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company.  Notwithstanding any other provision of this Section 3.2, if the managing underwriter with respect to the proposed offering advises the Company in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without being likely to have a material adverse effect on the offering of securities as then contemplated (including a material adverse effect on the price at which it is proposed to sell the securities), then the Company shall so advise all holders of securities that would otherwise be included in such registration, and the number of shares that may be included in the registration shall be allocated:

(i)             in the case such registration is a primary registration initiated by the Company, (A) first, to securities being sold for the account of the Company, (B) second, pro rata among the Major Stockholders electing to participate in such registration in accordance with this Section 3.2 according to the total amount of securities requested to be included in such registration and (C) last, pro rata among the other selling security holders of the Company according to the total amount of securities requested to be included in such registration;

(ii)          in the case such registration is a secondary registration initiated by one or more security holders of the Company pursuant to an agreement with the Company approved in accordance with Section 2.6(b), (A) first, pro rata among the selling security holders of the Company requesting such registration and the Major Stockholders electing to participate in such registration in accordance with this Section 3.2 according to the total amount of securities requested to be included in such registration, (B) second, to securities being sold for the account of the Company and (C) last, pro rata among the other selling security holders of the Company according to the total amount of securities requested to be included in such registration; or

(iii)       otherwise, (A) first, pro rata among the Major Stockholders electing to participate in such registration in accordance with this Section 3.2 according to the total amount of securities requested to be included in such registration, (B) second, pro rata among the selling security holders of the Company requesting such registration according to the total amount of securities requested to be included in such registration, (C) third, to securities being sold for the account of the Company and (D) last, pro rata among the other selling security holders of the Company according to the total amount of securities requested to be included in such registration.

(d)         Selection of Underwriters.  The Company shall have the right to select the managing underwriter or underwriters to administer any offering pursuant to this Section 3.2.

(e)          Other Registrations.  If the Company has previously filed a Registration Statement with respect to Registrable Securities pursuant to Section 3.1 hereof or pursuant to this Section 3.2, and if such previous registration has not been withdrawn or abandoned, the Company shall not be obligated to cause to become effective any other registration of any of its securities under the Securities Act, whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least three months has elapsed from the effective date of such previous registration.

3.3                                 Obligations of the Company.  Whenever required under this Article III to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)          prepare and file with the SEC or other applicable governmental body or securities exchange a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective, and, subject to Section 3.1(f), keep such Registration Statement effective for a period of up to thirty (30) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)         prepare and file with the SEC or other applicable governmental body or securities exchange such amendments and supplements to such Registration Statement and the prospectus (or similar offering document) used in connection with such registration as may be necessary to comply with the provisions of Applicable Law with respect to disposition of all securities covered by such Registration Statement for the period set forth in paragraph (a) above;

(c)          furnish to each selling Holder and counsel selected by the selling Holders (which counsel, in the case of a registration made pursuant to Section 3.1, shall be selected by the Major Stockholder(s) that shall have made the related Demand Request, and otherwise, by a majority in interest of the Holders participating in such registration) copies of all documents proposed to be filed with the SEC or other applicable governmental body or securities exchange in connection with such registration (other than any filings made by the Company pursuant to the requirements of the Exchange Act), which documents will be provided to such counsel and each selling Holder prior to the filing thereof;

(d)         furnish to the selling Holders, without charge, such number of (i) conformed copies of the Registration Statement and of each amendment or supplement thereto (in each case including all exhibits and documents filed therewith), and (ii) copies of the prospectus or other offering document included in such Registration Statement, including each preliminary prospectus and any summary prospectus, in conformity with the requirements of Applicable Law, and such other documents, in each case, as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them in accordance with the intended method or methods of such disposition;

(e)          in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering and enter into such other agreements and take such other actions in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for, and participating in, “road shows” and all other customary selling efforts, all as the underwriters reasonably request;

(f)            notify each selling Holder covered by such Registration Statement, at any time when a prospectus (or other offering document) relating thereto is required to be delivered under Applicable Law, of (i) the issuance of any stop order or the like by the SEC or any other applicable governmental body or securities exchange in respect of such Registration Statement (and use every reasonable effort to obtain the lifting of any such stop order or the like as soon as practicable), (ii) any period when the Registration Statement ceases to be effective, or (iii) the happening of any event as a result of which the prospectus (or other offering document) included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, as promptly as is practicable, prepare and furnish to such selling Holder a reasonable number of copies of any supplement to or amendment of such prospectus (or other offering document) as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus (or other offering document) shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(g)         cause all such Registrable Securities registered hereunder to be listed on each securities exchange or any automated quotation system (or NASDAQ) on which similar securities issued by the Company are then listed or, if not so listed, use its commercially reasonable efforts to cause such Registrable Securities registered hereunder to be listed on a securities exchange or any automated quotation system (or NASDAQ) selected by the Board of Directors;

(h)         provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i)             use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions in the United States as shall be reasonably requested by the selling Holders and such other jurisdictions as shall be reasonably requested by the managing underwriter (or obtain an exemption from registration or qualification under such laws) and do any and all other acts and things which may be necessary or advisable to enable such selling Holders to consummate the disposition of the Registrable Securities in such jurisdictions in accordance with the intended method or methods of distribution thereof; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process or become subject to taxation in any such states or jurisdictions;

(j)             request that the independent public accountants who have issued an audit report on the Company’s financial statements included in the Registration Statement furnish to each selling Holder a signed counterpart of a “comfort” letter, dated the effective date of the Registration Statement (and, if any registration includes an underwritten public offering, the date of the closing under the underwriting agreement), signed by such accountants and covering such matters as are customarily covered in accountant’s letters delivered to the underwriters in underwritten public offerings of securities and such other matters as may be reasonably requested by the Major Stockholder(s) that made the related Demand Request, if any;

(k)          otherwise use its best efforts to comply with Applicable Law, and make available to its security holders, as soon as reasonably practicable, an earnings statement of the Company (in form complying with the provisions of Rule 158 under the Securities Act) covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the Registration Statement; and

(l)             use its commercially reasonable efforts to take all other reasonable and customary steps typically taken by issuers to effect the registration and disposition of such Registrable Securities as contemplated hereby.

3.4                                 Obligations of Holder.

(a)          Information from Holder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article III with respect to the Registrable Securities of any selling Holder that such Holder shall, within ten (10) business days of a request by the Company, furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required by the Company to effect the registration of such Holder’s Registrable Securities.

(b)         Suspension of Use of Prospectus.  Each selling Holder of Registrable Securities agrees by having its securities treated as Registrable Securities hereunder that, upon receipt of written notice from the Company specifying that the prospectus (or other offering document) included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading as a result of the happening of any event, such selling Holder will forthwith discontinue disposition of Registrable Securities until such selling Holder is advised by the Company that the use of the prospectus (or other offering document) may be resumed and is furnished with a supplemented or amended prospectus (or other offering document) as contemplated by Section 3.3(f) hereof, and, if so directed by the Company, such selling Holder will deliver to the Company all copies of the prospectus (or other offering document) covering such Registrable Securities then in such selling Holder’s possession at the time of receipt of such notice.  If the Company shall give any notice to suspend the disposition of Registrable Securities, the Company shall extend the period of time during which the Company is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date such selling Holder either is advised by the Company that the use of the prospectus (or other offering document) may be resumed or receives the copies of the supplemented or amended prospectus (or other offering document) contemplated by Section 3.3(f).

(c)          Participation in Underwritten Registrations.  No Holder may participate in any registration hereunder which is underwritten unless such Holder (a) agrees to sell such Holder’s securities on the basis provided in any underwriting arrangements approved by the Person(s) entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

3.5                                 Expenses of Registration.  All expenses (other than underwriting discounts and commissions) incurred in connection with registrations pursuant to Sections 3.1 and 3.2, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders selected by (x) in the case of an Individual Demand, the Major Stockholder making such Demand, (y) in the event of a Collective Demand, the Exercising Stockholders, acting together by mutual agreement, and (z) otherwise, each Major Stockholder participating in such registration, acting together by mutual agreement (collectively, “Registration Expenses”), shall be borne by the Company.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.1 if the registration request is subsequently withdrawn at the request of the Major Stockholder(s) that made the related Demand Request (in which case, such Major Stockholder(s) shall bear such expenses pro rata based upon the number of Registrable Securities that were requested to be included in the withdrawn registration), unless (i) in the case of an Individual Demand, the Major Stockholder that shall have made such Individual Demand agrees to forfeit its right to make one Individual Demand pursuant to Section 3.1, provided, however, that if at the time of such withdrawal, such Major Stockholder shall have learned of a Material Adverse Change (as defined below) from that known to such Major Stockholder at the time of its Demand Request and shall have withdrawn the request with reasonable promptness (but in any event within five (5) business days) following disclosure by the Company of such Material Adverse Change, then such Major Stockholder shall not be required to pay any of such expenses and shall retain its rights pursuant to Section 3.1 as if such Demand Request was not made and such registration shall not count as an Individual Demand or a Collective Demand, as applicable, or one of the permitted registrations of the Major Stockholders under Section 3.1, or (ii) in the case of a Collective Demand, the Major Stockholders agree to forfeit their right to make one Collective Demand pursuant to Section 3.1, provided, however, that if at the time of such withdrawal, such Major Stockholders shall have learned of a Material Adverse Change from that known to such Major Stockholders at the time of their Demand Request and shall have withdrawn the request with reasonable promptness (but in any event within five (5) business days) following disclosure by the Company of such Material Adverse Change, then such Major Stockholders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 3.1 as if such Demand Request was not made.  “Material Adverse Change” means any change, event, occurrence, effect or state of facts that, individually or aggregated with any other such change, event, occurrence, effect or state of facts, is, or could reasonably be expected to have a material adverse effect on the business of the Company and its Subsidiaries as conducted by the Company and its Subsidiaries, assets (including intangible assets), properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

3.6                                 Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article III.

3.7                                 Indemnification.  In the event any Registrable Securities are included in a Registration Statement under this Article III:

(a)          To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, managers, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter, within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, expenses or liabilities (joint or several) (or actions, proceedings or settlements in respect thereof), to which they may become subject under the Securities Act, the Exchange Act or other federal, state or foreign securities laws, or common law, insofar as such losses, claims, damages, expenses or liabilities (or actions proceeding or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company:  (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus (or similar offering documents) contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation of the Securities Act, the Exchange Act, any state or foreign securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or other federal, state or foreign securities laws or common law; and the Company will reimburse each such Holder, partner, member, manager, officer, director, stockholder, counsel, accountant, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending or settling any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling Person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus (or similar offering document) shall not inure to the benefit of any Holder in an offering other than an underwritten offering, underwriter, or any Person controlling such Holder or underwriter, from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (or similar offering document) (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder (in an offering other than an underwritten offering) or such underwriter (in an underwritten offering) to such Person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (or similar offering document) (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder and shall survive the transfer of such securities by any Holder.

(b)         To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such Registration Statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, expenses or liabilities (joint or several) (or actions, proceedings or settlements in respect thereof) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal, state or foreign securities laws, or common law, insofar as such losses, claims, damages or liabilities (or actions proceedings or settlements in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 3.7(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld or delayed), provided, further that in no event shall any indemnity under this Section 3.7(b) exceed the net proceeds from the offering received by such Holder.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company and shall survive the transfer of such securities by any Holder.

(c)          Promptly after receipt by an indemnified party under this Section 3.7 of written notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.7 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.7.  No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or action.

(d)         If the indemnification provided for in this Section 3.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of and, except as to the Company where the Company does not participate in the offering, the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided that no Person guilty of fraud shall be entitled to contribution.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.  The relative benefits received by the indemnifying party and the indemnified party shall be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party.  In no event shall any contribution under this Section 3.7(d) exceed the net proceeds from the offering received by such Holder, less any amounts paid under Section 3.7(b).

(e)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into by the Company and a Holder in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control with respect to the Company and such Holder.

(f)            The obligations of the Company and Holders under this Section 3.7 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Article III and the termination of this Agreement.

(g)         The obligations of the parties under this Section 3.7 shall be in addition to any liability which any party may otherwise have to any other party.

ARTICLE IV

TRANSFER OF SHARES

4.1         Restriction on Transfer.  Except for (i) Transfers of Securities pursuant to and in accordance with the provisions of this Article IV and (ii) Permitted Transfers, no Stockholder will make any Transfer of Securities.  Any Transfer of Securities by a Stockholder which is not made in accordance with, or which violates any of, the provisions of this Article IV, will be null and void and have no effect and the Company will not recognize any such Transfer or recognize the transferee as of holder of such Securities for any purpose.  In the event any Stockholder proposes to Transfer all or any portion of its Securities to a transferee other than another Stockholder in accordance with the terms of this Agreement, such transferee, as a condition precedent to the Transfer, shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed to be a “Stockholder” for all purposes hereof.

4.2                                 Rights of First Offer.

(a)          If prior to the Initial Offering any Stockholder desires to make a Transfer (other than a Permitted Transfer) of all or any portion of its Securities (“Subject Securities”) to any Person, such Stockholder (“Offeror”) shall first deliver to each other Stockholder (the “Offerees”) a written notice (the “Offer Notice”) delivered in accordance with Section 6.10 that sets forth the number of Subject Securities, the amount per share that such holder proposes to be paid for the Subject Securities (the “Sale Price”), the manner of payment and the material terms of such sale.  The Offer Notice shall constitute an irrevocable offer by the Offeror to sell to the Offerees the Subject Securities at the Sale Price on the terms set forth in the Offer Notice.

(b)         Each Offeree shall have fifteen (15) calendar days after the Offeror delivered the Offer Notice in which to notify the Offeror and the other Offeree that it accepts such offer as to all or any portion of the Subject Securities offered to such Offeree for the Sale Price and on the payment terms set forth in the Offer Notice, which notice shall be delivered in accordance with Section 6.10 and shall specify the maximum number of Subject Securities it wishes to purchase.  In the event each of the Offerees accept such offer and the maximum amount of Subject Securities specified in the notices delivered by the Offerees exceed, in the aggregate, the amount of Subject Securities subject of such offer, such Subject Securities shall be apportioned among the Offerees in proportion to the number of Securities held by such Offerees.

(c)          If one or more Offerees accept such offer with respect to all of the Subject Securities, a closing of the purchase of such Subject Securities shall take place at the principal office of the Company at 10:00 a.m. on the thirtieth (30th) calendar day (unless such day is not a business day, in which case it will occur on the next business day) after the date on which the Offer Notice was delivered unless the parties agree on a different place or time.  The Sale Price shall be payable in accordance with the payment terms of the Offer Notice.

(d)         If the Offerees do not elect to purchase all of the Subject Securities for the Sale Price prior to the end of the fifteen (15) day period, the Offeror shall have the right to sell the Subject Securities for a period of ninety (90) days (the “Sale Period”) at a price per share no less than 95% of the price per share specified in the Offer Notice and on other terms no more favorable to the transferees thereof than offered to the Offerees in the Offer Notice.  Upon consummation of the purchase and sale of such Subject Securities, the purchaser of such Subject Securities shall agree in writing to be bound by the terms of this Agreement and to assume and agree to discharge any and all obligations of the Offeree (except, for purposes of clarity, such purchaser shall, in all events other than Article III to the extent that the rights thereunder are assigned by the transferring Major Stockholder, be designated a Stockholder and not a Major Stockholder).  If the Offeree does not Transfer the Subject Securities before the end of the Sale Period, such Offeree may not sell any Subject Securities without repeating the foregoing procedures or otherwise in accordance with Section 4.1.

4.3                                 Tag Along Rights.  If one or more Stockholders (collectively, the “Selling Stockholder”) desires to sell in one or more series of related transactions Securities beneficially owned by such Selling Stockholder, constituting more than 25% of the Original Ownership of such Stockholder, to a Person (the “Buyer”) other than (x) pursuant to a Permitted Transfer or (y) following an Initial Offering, any sale effected on the securities exchange or automated quotation system on which the Common Stock is then listed or quoted, as applicable (each, a “Tag Sale”), then, at least thirty (30) days prior to any such sale, such Selling Stockholder shall provide to each other Stockholder that beneficially owns Securities constituting more than 33% of the Original Ownership of such Stockholder (each, together with its Affiliates, a “Tag Seller”) a notice (a “Tag Along Notice”) setting forth in reasonable detail the terms of such sale, the number of shares of Common Stock such Buyer wishes to purchase (calculated on an as-converted basis) (the “Tag Along Shares”) and identifying the name and address of the Buyer.  Upon the written request of any Tag Seller made within fifteen (15) days after the day the Tag Along Notice is received by such Tag Seller, the Selling Stockholder proposing to make the sale shall cause the Buyer to purchase from such Tag Seller the number of shares of Common Stock underlying the Securities held by such Tag Seller equal to the lesser of (i) the number of shares of Common Stock underlying the Securities requested to be included in the Tag Sale by such Tag Seller and (ii) a number determined by multiplying (x) a fraction, the numerator of which is the total number of shares of Common Stock underlying the Securities held by such Tag Seller and the denominator of which is the total number of shares of Common Stock underlying the Securities held by all of the Tag Sellers by (y) the number of Tag Along Shares to be sold in such Tag Sale.  Such purchase shall be made on the same date and at the same price and on terms and conditions at least as favorable to such Tag Seller as the terms and conditions contained in the Tag Along Notice delivered in connection with such proposed transaction.  Each Tag Seller shall take all actions which the Selling Stockholder deems reasonably necessary or desirable to consummate such transaction, including, without limitation, (i) entering into agreements with third parties on terms substantially identical or more favorable to such Tag Seller than those agreed to by the Selling Stockholder and including representations, indemnities, holdbacks, and escrows, and (ii) obtaining all consents and approvals reasonably necessary or desirable to consummate such transaction.  The Tag Sellers and the Selling Stockholder shall each pay its pro rata share (based upon the number of shares of Common Stock (on an as-converted basis) included in such Tag Sale by each Tag Seller and the Selling Stockholder) of any reasonable transaction costs associated with the sale other than the legal expenses and selling commissions of the other participants in the Tag Sale.

4.4                                 Securities Law Restrictions.  Notwithstanding any other provision in this Agreement, but subject to express written waiver by the Company in the exercise of its good faith and reasonable judgment, no Stockholder shall Transfer any Securities without the registration of the Transfer of such Securities under the Securities Act, unless such Transfer is exempt from the registration requirements under the Securities Act and applicable state securities laws as the Company in its good faith and reasonable discretion deems appropriate in light of the facts and circumstances relating to such proposed Transfer.  Prior to any Transfer of any Securities which is not the subject of an effective Registration Statement under the Securities Act and in accordance with the plan of distribution described in such Registration Statement, the applicable Stockholder will give written notice to the Company of such Stockholder’s intention to effect such Transfer and to comply in all other respects with this Section 4.4.  Each such notice shall describe the manner and circumstances of the proposed Transfer.  If within five (5) business days after receipt by the Company of such notice, the Company requests an opinion of counsel to such Stockholder that the proposed transfer may be effected without registration of such Securities under the Securities Act, then, subject to the other terms of this Agreement, the Company shall not be required to register such Transfer, and the Stockholder shall not be entitled to effect such Transfer, unless and until the Company receives such an opinion (which opinion shall be reasonably satisfactory to the Company).  Only after compliance with this Section 4.4 shall such Stockholder be entitled to Transfer such Securities in accordance with the terms of the notice delivered by such Stockholder to the Company.  Each certificate representing such Securities issued upon or in connection with such Transfer shall bear the restrictive legends required by Section 4.5.

4.5                                 Legends.  The Company may in its discretion imprint any or all certificates representing Securities now or hereafter owned by any Stockholder with the following legends, such imprinting to be without prejudice, however, to the rights of such Stockholder at all times to sell or otherwise dispose of all or any part of such Securities, subject to the terms of this Agreement, under an effective Registration Statement or under an exemption from the registration requirement available under the Securities Act:

THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF ANY SUCH SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VOTING AGREEMENTS, TRANSFER RESTRICTIONS AND OTHER TERMS CONTAINED IN A STOCKHOLDERS AGREEMENT, DATED AS OF JULY 31, 2003, AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY.

A COPY OF SUCH AGREEMENT IS ON FILE AT THE COMPANY’S PRINCIPAL EXECUTIVE OFFICES.

After such time as any of the legends described by this Section 4.5 are no longer required on any certificate or certificates representing the Securities and such Securities are no longer subject to this Agreement, upon the request of any Stockholder, the Company shall cause such certificate or certificates to be exchanged for a certificate or certificates that do not bear such legends.

ARTICLE V

OTHER MAJOR STOCKHOLDER RIGHTS

5.1                                 Drag-Along Rights; Sale.

(a)          Subject to paragraph (c) below, (x) on and after the fifth (5th) anniversary, but before the sixth (6th) anniversary, of the Closing Date, if two or more Major Stockholders, each beneficially owning Securities constituting more than 51% of the Original Ownership of such Major Stockholder, wish to sell all of the Securities held by such Major Stockholders and their Affiliates to a transferee in one transaction or a series of related transactions (such Major Stockholders, collectively, the “Dragging Party”), and (y) on and after the sixth (6th) anniversary of the Closing Date, if any Major Stockholder beneficially owning Securities constituting more than 51% of the Original Ownership of such Major Stockholder wishes to sell all of the Securities held by such Major Stockholder and its Affiliates to a transferee in one transaction or a series of related transactions (such Major Stockholder, the “Dragging Party”), such Dragging Party may, at its option, cause each other Stockholder (each, a “Drag Along Party” and collectively, the “Drag Along Parties”) to sell to the transferee, on the same terms and conditions, and at the same price, as provided with respect to the sale of Securities by such Dragging Party to such transferee, all of the Securities held by such Drag-Along Parties (such shares being “Drag Along Shares” and such transaction being a “Drag Along Transaction”).  To exercise a drag along right pursuant to this Section 5.1(a), such Dragging Party shall give written notice delivered in accordance with Section 6.10 to the Drag Along Parties at least fifteen (15) business days prior to the Drag Sale.  The notice shall specify the terms of such Drag Sale.  The Drag Along Parties shall have not less than ten (10) business days after receipt of such notice (the “Drag Along Notice Period”) before such parties shall be required to Transfer their shares to the transferee.  During the Drag Along Notice Period, the Drag Along Parties in receipt of such notice may not Transfer any Shares subject to such Dragging Party’s drag along rights under this Section 5.1(a) to any Person other than such Dragging Party.

(b)         Subject to paragraph (c) below, (x) on and after the fifth (5th) anniversary, but before the sixth (6th) anniversary, of the Closing Date, if two or more Major Stockholders (such Major Stockholders, collectively, the “Sale Party”), each beneficially owning Securities constituting more than 51% of the Original Ownership of such Major Stockholder, wish to cause a sale of the Company (whether by stock sale, asset sale or merger) and (y) on and after the sixth (6th) anniversary of the Closing Date, if any Major Stockholder (such Major Stockholder, the “Sale Party”) beneficially owning Securities constituting more than 51% of the Original Ownership of such Major Stockholder wishes to cause a sale of the Company (whether by stock sale, asset sale or merger) (in each such case, the “Sale”), such Sale Party shall provide the Company and all other Major Stockholders written notice of such desire delivered in accordance with Section 6.10 (the date such notice shall have been delivered, the “Sale Notice Date”) and, upon receipt of such notice, the Company shall take all reasonably necessary or advisable actions requested by such Sale Party to pursue such Sale at the maximum price attainable, including without limitation hiring one or more financial advisors to identify potential purchasers (including using an auction process) in connection with, and to otherwise facilitate, such Sale; provided, however, that if the Company shall not have entered into an agreement or binding letter of intent with respect to the Sale prior to the six (6) month anniversary of the Sale Notice Date, the pursuit of the Sale shall be abandoned at the election of two Major Stockholders wishing to pursue the Approved IPO in accordance with Section 5.2 upon the delivery of notice of their election delivered by such Major Stockholders in accordance with Section 6.10 to the other Major Stockholders and the Company.  In the event that any offer received in connection with any proposed Sale (including a Sale to a Major Stockholder) is acceptable to (x) on and after the fifth (5th) anniversary, but before the sixth (6th) anniversary, of the Closing Date at least two Major Stockholders, each beneficially owning Securities constituting more than 51% of the Original Ownership of such Major Stockholder, and (y) on and after the sixth (6th) anniversary of the Closing Date, at least one Major Stockholder beneficially owning Securities constituting more than 51% of the Original Ownership of such Major Stockholder, then with respect to a Sale to the offering or bidding party that offers the greatest amount of expected consideration (after taking into account conditions to closing, likelihood of closing and assumptions of indebtedness) to the Company and/or its stockholders, as applicable, each Stockholder shall be required to approve or consent to such Sale, as required in connection with such Sale, enter into a sale agreement with respect to such Sale that has customary terms, conditions, provisions for indemnification (with customary limits on the indemnification obligations of the sellers) and representations and warranties and take all such other actions reasonably necessary in accordance with such sale agreement.

(c)          Notwithstanding anything to the contrary set forth in Section 5.1(a) or (b), prior to the exercise by any Major Stockholder of the rights set forth in Section 5.1(a) or (b), such Major Stockholder or Major Stockholders, as the case may be (collectively or individually, the “Triggering Holder”) shall comply with the following:

(i)             The Triggering Holder shall first deliver to each other Major Stockholder who is not a Triggering Holder a written notice (the “Section 5.1 Notice”) delivered in accordance with Section 6.10 that sets forth the amount per share that such holder proposes to be paid for its Securities (the “Section 5.1 Price”), the manner of payment and the material terms of such sale.  The Section 5.1 Notice shall constitute an irrevocable offer by the Triggering Holder to sell to such other Major Stockholders its Securities at the Section 5.1 Price on the terms set forth in the Section 5.1 Notice.

(ii)          Each Major Stockholder other than the Triggering Holder shall have fifteen (15) calendar days after the Triggering Holder delivers the Section 5.1 Notice in which to notify the Triggering Holder and the other Major Stockholders that it accepts such offer as to all or any portion of the Triggering Holder’s Securities for the Section 5.1 Price and on the payment terms set forth in the Section 5.1 Notice, which notice shall be delivered in accordance with Section 6.10 and shall specify the maximum number of Securities it wishes to purchase.  In the event each of the Major Stockholders other than the Triggering Holder accept such offer and the maximum amount of Securities specified in the notices delivered by the Major Stockholders exceed, in the aggregate, the amount of the Triggering Holder’s Securities, such Securities shall be apportioned among such Major Stockholders in proportion to the number of Securities held by such Offerees.

(iii)       If one or more of such Major Stockholders accept such offer with respect to all of the Triggering Holder’s Securities, a closing of the purchase of such Securities shall take place at the principal office of the Company at 10:00 a.m. on the thirtieth (30th) calendar day (unless such day is not a business day, in which case it will occur on the next business day) after the date on which the Section 5.1 Notice was delivered unless the parties agree on a different place or time.  The Sale Price shall be payable in accordance with the payment terms of the Section 5.1 Notice.

(iv)      If the Major Stockholders other than the Triggering Holder do not elect to purchase all of the Triggering Holder’s Securities for the Section 5.1 Price prior to the end of the fifteen (15) day period, the Triggering Holder shall have the right to exercise its rights set forth in Section 5.1(a) or (b) for a period of 180 days, provided, that the related Drag Along Transaction or Sale, as applicable, results in per share consideration not less than 95% of the Section 5.1 Price.  If the Triggering Stockholder or the Company does not enter into a definitive agreement to effect the Drag Along Transaction or Sale, as applicable, within such 180-day period, the Triggering Stockholder may not exercise its rights set forth in Section 5.1(a) or (b) without repeating the foregoing procedures.

(d)         Notwithstanding anything to the contrary herein, any Major Stockholder may participate as a potential purchaser or bidder in any Drag Along Transaction or Sale initiated pursuant to clause (a) or clause (b) above on the same terms and conditions as other potential purchasers and bidders; provided that, until such time as such Major Stockholder permanently ceases to participate in such Drag Along Transaction or Sale as a potential purchaser or bidder, such Major Stockholder shall be excluded from participating in the sale process in any capacity other than as potential purchaser or bidder.  Such exclusion shall include, without limitation, exclusion from (1) participation in any negotiations with other potential purchasers or bidders and (2) any discussion or deliberation with respect to such potential Drag Along Transaction or Sale by the Board of Directors or management of the Company, and such Major Stockholder shall not be entitled to receive any confidential information about the Drag Along Transaction or Sale process, including any advice provided by management or the Company’s outside advisors, or projections of future performance (except to the extent such information is provided to other potential purchasers on an equivalent basis).

5.2                                 Approved IPO.

(a)          Each of the Major Stockholders and the Company agrees that at any time two (2) or more Major Stockholders, each beneficially owning Securities constituting more than 51% of the Original Ownership of such Major Stockholder, desire to pursue the Approved

IPO and provide the Company and each other Major Stockholder written notice of such desire delivered in accordance with Section 6.10 (the date such notice shall have been delivered, the “Approved IPO Notice Date”), the other Stockholders shall support and do all things within its power to approve, and to cause the Board of Directors to approve, the Approved IPO; provided, however, that if such Approved IPO, following the exercise of commercially reasonable efforts by the Company, shall not have been consummated prior to the date that is six (6) months following the Approved IPO Notice Date, the pursuit of the Approved IPO shall be abandoned at the election of at least one Major Stockholder beneficially owning Securities constituting more than 51% of the Original Ownership of such Major Stockholder wishing to pursue the Drag-Along Transaction or the Sale in accordance with Section 5.1 upon the delivery by such Major Stockholder(s) of notice of such election in accordance with Section 6.10 to the other Major Stockholders and the Company.

(b)         To the extent required by the managing underwriter in connection with the Approved IPO, the Company and the Major Stockholders shall use commercially reasonable efforts to cause the terms of this Agreement as shall be designated by the managing underwriter as materially unfavorable to the marketing of the Approved IPO (but excluding those terms set forth in Article III and Sections 4.2 and 6.2) to be modified or terminated; provided, that the terms described in Article II (other than Section 2.6 which shall be of no further force or effect upon consummation of an Approved IPO) shall only be modified or terminated to the extent necessary to meet applicable listing requirements of any securities exchange or quotation system on which the Common Stock of the Company is listed or quoted following such Approved IPO.

(c)          With respect to the Approved IPO:  (i) in the event a Major Stockholder desires to include its Securities in the Approved IPO registration and treat such registration as an Individual Demand or Collective Demand, the provisions of Section 3.1 and, to the extent applicable, Sections 3.3 through 3.7, shall apply and (ii) otherwise, the provisions of Section 3.2 and, to the extent applicable, Sections 3.3 through 3.7, shall apply.

5.3         Holdback Agreements.  The Company and each Stockholder agrees not to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of any shares of Common Stock, shares of Preferred Stock or any securities that represent the right to receive shares of Common Stock, Preferred Stock or other securities of the Company during the 10 days prior to and the 90 days beginning on the effective date of any underwritten primary or secondary offering of equity securities of the Company (including, but not limited to, any underwritten registration effected pursuant to Section 3.1, Section 3.2 or Section 5.2, whether or not shares of Registrable Securities are included (except as part of such underwritten registration)) unless the underwriters managing the offering otherwise agree, in each case to the extent such Stockholder is timely notified in writing by the Company or by the managing underwriter or underwriters.  The Company and the Stockholders agree that the provisions of this Section 5.3 shall be enforceable by such underwriter(s) against any Stockholder, it being understood that such underwriter(s) are intended third party beneficiaries hereof and, if so requested by such underwriter(s), each Stockholder agrees to execute and deliver to such underwriter(s) such agreements and instruments, in form and substance reasonably satisfactory to such underwriter(s), further evidencing such Stockholder’s agreement not to sell such securities during such period.

5.4         Equity Purchase Rights.

(a)          In the event that the Company shall sell or issue shares of Capital Stock of the Company or securities containing options or rights to acquire any shares of Capital Stock of the Company to any Person, each Stockholder that beneficially owns Securities constituting more than 33% of the Original Ownership of such Stockholder shall have the equity purchase right to purchase or subscribe for its pro rata share (as defined below) of Common Stock on the same terms and conditions as such stock is being offered and sold, such subscription being conditioned upon the actual sale of such stock; provided, however, that such equity purchase right shall not extend to shares of Capital Stock if such shares are to be issued by the Company to effect a merger, in connection with an arms-length acquisition approved by the Board of Directors of assets or securities of an unaffiliated third party, pursuant to employee stock option plans, employee stock purchase plans, restricted stock plans or other employee benefit plans or other agreements established exclusively for compensatory purposes, which plans or agreements have been or are approved by the Board of Directors of the Company in accordance with the terms of this Agreement (including any management performance options), under a plan of reorganization approved in a proceeding under any applicable act of Congress relating to the reorganization of corporations, upon conversion of or exercise of convertible securities, warrants or options, or pursuant to a public offering, in connection with any debt financing obtained on an arms-length basis from or with any unaffiliated third parties approved by the Board of Directors, in connection with any stock split or subdivision, stock dividend or recapitalization of the Company or in connection with bona fide corporate partnering transactions or other bona fide strategic transactions on terms approved by the Board of Directors the primary purpose of which are not to raise capital for the Company.  A Stockholder’s pro rata share, for purposes of this Section 5.4, is the ratio of the number of shares of Common Stock owned by such Stockholder immediately prior to such issuance, assuming conversion and exercise of all convertible securities, rights and warrants, to the total number of shares of Common Stock outstanding immediately prior to such issuance, assuming full conversion of any preferred stock of the Company and exercise of all outstanding convertible securities, rights, options and warrants to acquire Common Stock of the Company.

(b)         Written notice specifying the contemplated date the new shares of stock or securities subject to the equity purchase rights described in paragraph (a) above are to be sold and the offering terms thereof shall be delivered by the Company to each of the Stockholders no later than fifteen (15) days or earlier than sixty (60) days prior to such contemplated sale date of such stock or securities, and each such Stockholder shall have until ten (10) days prior to the contemplated sale date specified in such notice to inform the Company of its intentions as to the exercise of the equity purchase right provided hereunder.  If no written reply is received by the Company prior to the tenth (10th) day before the contemplated sale date specified in such notice, the Company may treat the equity purchase right of such non-responding holder of the stock to have been waived for that, but only for that, transaction, provided the referenced sale takes place no later than fifteen (15) days after the contemplated sale date specified in such notice.  Any stock or securities sold by the Company after such fifteen (15) day period must be reoffered to the Stockholders pursuant to the terms of this paragraph.  If all of the stock and securities offered to the Stockholders is not fully subscribed by such Stockholders, the remaining stock and securities shall be reoffered by the Company to the Stockholders that purchased their full allotment upon the terms set forth in this paragraph except that such Stockholders must exercise their purchase rights within seven (7) days of receipt of such reoffer.

(c)          The Company covenants that prior to the sending of the notice of proposed sale pursuant to this Section 5.4, the Company will have sufficient authorized and unissued stock to meet all possible equity purchase requests as may be forthcoming based on such notice.

5.5   Prohibited Actions.   At any time (i) the Major Stockholders collectively beneficially own more than a majority of the outstanding Voting Stock of the Company or (ii) the directors appointed by the Major Stockholders pursuant to clauses (A), (B) and (C) of Section 2.2(b)(i) constitute a majority of the Board of Directors, the Company shall not, without the prior approval of a majority of the Independent directors of the Company (a) declare or pay dividends in cash on the Preferred Stock at any time prior to the fifth anniversary of the issuance thereof or (b) issue, repurchase, make any distribution or action in respect of any securities of the Company or permit any other action if such issuance, repurchase, distribution or action would result in an adjustment to the conversion price of the Preferred Stock pursuant to paragraph (g)(iii)(A), (C) or (E) of the Certificate of Designation.

5.6   Fiduciary Duties.   Notwithstanding the foregoing, the obligations of the Company under Section 5.1 shall be subject to Applicable Law and the ability of the Board of Directors to properly discharge its fiduciary duties.

5.7   Standstill.  Except pursuant to Sections 4.2, 5.1(c) and 5.4, following such time as the Major Stockholders and their Affiliates, in the aggregate, beneficially own Securities, other than Securities held by the Other Stockholder at any time after the application of the provisions of this Agreement to the Other Stockholder shall have been terminated pursuant to Section 6.12, representing greater than 70% of the Voting Stock of the Company none of the Major Stockholders shall acquire beneficial ownership of any Equity Interest of the Company without the consent of a majority of the Independent directors of the Company, except that each of the Major Stockholders may acquire Equity Interests of the Company (i) to the extent that the aggregate beneficial ownership by such Major Stockholder of Voting Stock of the Company does not increase by more than 1.0% or (ii) if such Major Stockholder shall have commenced a tender offer for all of the outstanding Common Stock of the Company.  Any such Equity Interests so acquired shall be subject to the terms of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1                                 Rules of Construction.  The term “this Agreement” means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The use in this Agreement of the term “including” means “including, without limitation.”  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.  All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated.  The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.2                                 Successors and Assigns.  Whether or not an express assignment has been made pursuant to the terms of this Agreement, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the Company and each Stockholder, except that rights granted to any Major Stockholder and specific to such Major Stockholder pursuant to Article II and Sections 3.1, 3.2, 4.2, 4.3, 5.1, 5.2 and 5.5 shall not be assignable either directly or indirectly, provided that the rights granted pursuant to Sections 3.1, 3.2, 4.2, 4.3, 5.1, 5.2 and 5.5 may be assigned (a) to an Affiliate of such Major Stockholder, (b) with the approval of each other Major Stockholder or (c) in the case of Sections 3.1 and 3.2, to a transferee of Securities in excess of 50% of such Major Stockholder’s Original Ownership.

6.3                                 Termination.

(a)          Any party to, or Person who is subject to, this Agreement who ceases to own any Securities or any interest therein in accordance with the terms of this Agreement shall cease to be a party to, or Person who is subject to, this Agreement and thereafter shall have no rights or obligations hereunder, provided that any Transfer of Securities by any Stockholder in breach of this Agreement shall not relieve such Stockholder of liability for any such breach.

(b)         All rights and obligations pursuant to this Agreement shall terminate and be of no further force or effect upon the consummation of a Sale.

6.4                                 Restructuring, Exchanges, etc., Affecting the Securities.  Except as expressly provided herein, the provisions of this Agreement shall apply to any and all Securities of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Securities, by reason of any stock dividend, split, reverse split, combination, restructuring, reclassification, merger, consolidation, or otherwise in such a manner as to reflect the intent and meaning of the provisions hereof.  Upon the occurrence of any of such events, numbers of shares and amounts hereunder and any other appropriate terms shall be appropriately adjusted, as determined in good faith by the Board of Directors.

6.5                                 Conflict with Bylaws.  The Stockholders agree that in the event any term or provision of the Bylaws conflict with this Agreement, this Agreement shall control and all Stockholders shall take all action reasonably necessary to amend the Bylaws so that they shall not conflict, including voting in favor of such amendments thereto as shall be reasonably necessary to conform the Bylaws to the provisions of this Agreement.

6.6                                 No Third Party Beneficiaries.  Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

6.7                                 Governing Law; Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of Delaware.

6.8                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9                                 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.10                           Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission or nationally recognized overnight courier service and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties; provided, that:

(i)  unless otherwise specified by Ares in a notice delivered by Ares in accordance with this Section 6.10, any notice required to be delivered to Ares shall be properly delivered if delivered to:

Ares Corporate Opportunities Fund, L.P.

c/o Ares Management, L.P.

1999 Avenue of the Stars

Suite 1900

Los Angeles, California  90067

Facsimile:               (310) 201-4157

Attention:            Eric Beckman

with a copy to:

Milbank, Tweed, Hadley & McCloy, LLP
601 South Figueroa Street
30th Floor
Los Angeles, California  90017
Facsimile:  (213) 629-5063
Attention:        Deborah Ruosch

(ii)  unless otherwise specified by Bain in a notice delivered by Bain in accordance with this Section 6.10, any notice required to be delivered to Bain shall be properly delivered if delivered to:

Bain Capital (Europe) LLC

c/o Bain Capital, Ltd.

Devonshire House

Mayfair Place

London, W1J 8AJ

ENGLAND

Facsimile:  +44-(0)20-7514-5250

Attn:             Ferdinando Grimaldi

Melissa Wong

with a copy to:

Kirkland & Ellis International
Tower 42, 25 Old Broad Street
London, EC2N 1HQ
ENGLAND

Facsimile:  +44-(0)20-7816-8800
Attention:        James Learner

David Patrick Eich

(iii)  unless otherwise specified by OTPP in a notice delivered by OTPP in accordance with this Section 6.10, any notice required to be delivered to OTPP shall be properly delivered if delivered to:

Ontario Teachers Pension Plan Board

5650 Yonge Street

Toronto, Ontario M2M 4H5

Facsimile:  (416) 730-5082

Attn:             Lee Sienna

Michael Padfield

with a copy to:

Testa, Hurwitz & Thibeault, LLP
125 High Street
Boston, Massachusetts  02110
Facsimile:  (617) 247-7100
Attention:          F. George Davitt

Kathy Fields

(iv)  unless otherwise specified by the Other Stockholder in a notice delivered by the Other Stockholder in accordance with this Section 6.10, any notice required to be delivered to the Other Stockholder shall be properly delivered if delivered to:

Ares Leveraged Investment Fund, L.P.

c/o Ares Management, L.P.

1999 Avenue of the Stars

Suite 1900

Los Angeles, California  90067

Facsimile:               (310) 201-4157

Attention:            Eric Beckman

with a copy to:

Milbank, Tweed, Hadley & McCloy, LLP
601 South Figueroa Street
30th Floor
Los Angeles, California  90017
Facsimile:  (213) 629-5063
Attention:        Deborah Ruosch

(v)  unless otherwise specified by the Company in a notice delivered by the Company in accordance with this Section 6.10, any notice required to be delivered to the Company shall be properly delivered if delivered to:

Samsonite Corporation

11200 East 45th Street

Denver, Colorado 80239

Facsimile: (303) 373-6606

Attn: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
Facsimile:               (212) 735-2000
Attention:            Gregory A. Fernicola

Lou R. Kling

6.11                           Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.12                           Entire Agreement; Amendments and Waivers.  This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof.  Any term of this Agreement may be amended only with the written consent of: (a) if each Major Stockholder beneficially owns Securities constituting more than 33% of the Original Ownership of such Major Stockholder, each Major Stockholder, the Company and, if such amendment would materially and adversely affect the rights or materially increase the obligations of any other Stockholder set forth in this Agreement in a manner materially different from the effect on the rights and obligations of the Major Stockholders, such other Stockholder; (b) if each of only two (2) Major Stockholders beneficially owns Securities constituting more than 33% of the Original Ownership of such Major Stockholder, such Major Stockholders, the Company and, if such amendment would adversely affect the rights or increase the obligations of any other Stockholder set forth in this Agreement in a manner materially different from the effect on the rights and obligations of the Major Stockholders, such other Stockholder; (c) if only one (1) Major Stockholder beneficially owns Securities constituting more than 33% of the Original Ownership of such Major Stockholder, such Major Stockholder, the Company and, if such amendment would adversely affect the rights or increase the obligations of any other Stockholder set forth in this Agreement in a manner materially different from the effect on the rights and obligations of the Major Stockholders, such other Stockholder; and (d) otherwise, the Company and the holders of a majority of the Securities held by all Stockholders party to this Agreement; provided, however, that the definition of “Fair Market Value,” the definition of “Independent,”   Section 2.3(c), Section 5.5, Section 5.6, Section 5.7 and this proviso to this Section 6.12 may not be amended, nor any waiver of compliance therewith may occur, without the approval of a majority of the Independent directors of the Company; provided, further, that (x) Section 2.6(a) and Part I of Schedule 2 may not be amended, nor any waiver of compliance therewith may occur, without the written consent of the Company and each Major Stockholder that beneficially owns Securities constituting at least 33% of the Original Ownership of such Major Stockholder, (y) Section 2.6(b) and Part II of Schedule 2 may not be amended, nor any waiver of compliance therewith may occur, without the written consent of the Company and the Major Stockholders required to approve at such time a Significant Action pursuant to Section 2.6(b) and (z) notwithstanding anything to the contrary contained herein, this Agreement may be amended to terminate the application of the provisions of this Agreement to any Stockholder with the written consent of each Major Stockholder that at such time beneficially owns not less than 33% of the Original Ownership of such Major Stockholder and the affected Stockholder.  Any amendment or waiver effected in accordance with this Section 6.12 shall be binding upon each Stockholder.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom enforcement of any such waiver is sought.  No amendment to or waiver under this Agreement that increases the obligations of the Company, reduces or waives any rights of the Company or modifies or changes the limitations and obligations that are subject to the fiduciary duties of the Board of Directors shall be effective unless the same shall have been duly authorized by the consent of a majority of the Independent directors of the Company.

6.13                           Severability.  If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

SAMSONITE CORPORATION,
a Delaware corporation

By:	/s/ Richard H. Wiley
Name:Richard H. Wiley
Title: CFO, Secretary and Treasurer

STOCKHOLDERS:

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By: ACOF Management, L.P., as General Partner of Ares Corporate Opportunities Fund, L.P.

By: ACOF Operating Manager, L.P., as General Partner of ACOF Management, L.P.

By: Ares Management, Inc., as General Partner of ACOF Operating Manager, L.P.

By:	/s/ Eric Beckman
Name: Eric Beckman
Title: Managing Director

BAIN CAPITAL (EUROPE) LLC

By:	Bain Capital Investors, LLC
Its:	Manager

By:	/s/ Robert Gay
Its: Managing Director

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:	/s/ Lee Sienna
Name: Lee Sienna
Title: Vice President, Teachers' Merchant Banking

ARES LEVERAGED INVESTMENT FUND, L.P.

By:	/s/ David Sachs
Name: David Sachs
Title: Managing Director

Schedule 1 – Ownership

Name of Stockholder	Number of Shares of Common Stock (on an as-converted basis)
Ares Corporate Opportunities Fund, L.P.	84,128,571

Bain Capital (Europe) LLC	84,126,191

Ontario Teachers’ Pension Plan Board	84,126,191

Ares Leveraged Investment Fund, L.P.	66,667,178

Schedule 2 – Part I
Primary Actions

The following actions constitute Primary Actions:

(i)                                     the amendment to or waiver of any of the provisions of the Certificate or Bylaws or the organizational documents of the Company or any Subsidiary;

(ii)                                  the commencement of any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization of the Company or any Subsidiary in any form of transaction, make any arrangements with creditors, or consent to the entry of an order for relief in an involuntary case, or take the conversion of an involuntary case to a voluntary case, or consent to the appointment or taking possession by a receiver, trustee or other custodian for all or substantially all of its property, or otherwise seek the protection of any applicable bankruptcy or insolvency law, other than any such actions with respect to a non-Material Subsidiary where, in the good faith judgment of the Board of Directors, the maintenance or preservation of such Subsidiary is no longer desirable in the conduct of the business of the Company or any Material Subsidiary; or

(iii)                               the entering into of any agreement to do any of the foregoing.

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Schedule 2 – Part II

Significant Actions

(a)          The following actions constitute Significant Actions:

(i)                                     the merger or consolidation of the Company or any of its Subsidiaries (other than a merger or consolidation of the Company with any of its Subsidiaries or of any of the Company’s Subsidiaries with any other of the Company’s Subsidiaries), whether to effect an acquisition or a divestiture;

(ii)                                  entering into any corporate transactions, including any joint venture, investment (other than an investment in, contract with or acquisition of any securities or assets of any of the Company’s wholly-owned Subsidiaries), recapitalization, reorganization or contract with any other Person or acquisition of any securities or assets of another Person, whether in a single transaction or series of related transactions, in excess of $15 million;

(iii)                               any sale, lease or other conveyance of assets of the Company or its Subsidiaries in any transaction or series of related transactions (other than any sale, lease or other conveyance of assets of any wholly-owned Subsidiary of the Company to the Company or any of the Company’s other wholly-owned Subsidiaries), in each case outside the ordinary course of business or any assets (other than inventory sold in the ordinary course of business), except for sales, leases or other conveyances of assets in a single transaction or series of related transactions with a Fair Market Value of less than or equal to $15 million;

(iv)                              the issuance of any Company Preferred Stock;

(v)                                 the issuance of any other Equity Interests by the Company in any 12-month period (other than in connection with the Approved IPO or in connection with a Management Incentive Plan that has previously been provided to and agreed to by the Major Stockholders prior to the date hereof and any other management incentive plan approved in accordance with the terms of Section 2.6) with a Fair Market Value at the time of issuance in excess of $10 million, other than pursuant to the exercise of any options to purchase Company Equity Interests that are outstanding as of the date of this Agreement;

(vi)                              the issuance of any Equity Interests by any of the Company’s Subsidiaries, other than the issuance of Equity Interests to the Company or to any of the Company’s wholly-owned Subsidiaries;

(vii)                           the guarantee, assumption or incurrence of indebtedness for borrowed money by the Company or any of its Subsidiaries (including indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of, or substantially all of its business and assets were acquired by, the Company or such Subsidiary and indebtedness

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secured by a lien encumbering any asset acquired by the Company or such Subsidiary) in excess of $20 million in any 12-month period (other than (x) Intercompany Indebtedness (as defined in the Recapitalization Agreement), (y) indebtedness incurred in the ordinary course of business under the Company’s revolving credit facilities the terms of which have been previously approved pursuant to Section 2.6 and (z) trade indebtedness incurred in the ordinary course of business by the Company and its Subsidiaries);

(viii)        the declaration or payment of dividends or the making of other distributions with respect to Equity Interests of the Company (other than (x) dividends or distributions from any Subsidiary of the Company and (y) the accrual and payment of dividends in respect of the Preferred Stock in accordance with the terms of the Preferred Stock);

(ix)                                the repurchase, redemption or other retirement of any Equity Interests of the Company or any of its Subsidiaries or, prior to its stated maturity, any indebtedness for borrowed money, of the Company or its Subsidiaries, other than (x) repayments or redemptions of indebtedness expressly permitted or required by the Recapitalization Agreement or that has been previously approved pursuant to Section 2.6 in accordance with the terms of such indebtedness or (y) repurchases of securities held by employees of the Company or its Subsidiaries upon termination of employment pursuant to the terms of a Management Incentive Plan that has previously been provided to and agreed to by the Major Stockholders prior to the date hereof and any other management incentive plan that has previously been approved in accordance with the terms of Section 2.6;

(x)                                   other than transactions expressly contemplated by this Agreement, the Recapitalization Agreement and the Fee Letter, entering into any transactions between the Company or any Subsidiary of the Company, on the one hand, and any Major Stockholder or any Affiliate of a Major Stockholder (other than the Company and its Subsidiaries), on the other;

(xi)                                any capital expenditure or purchase, lease or other acquisition of assets by the Company or its Subsidiaries that would cause the aggregate amount of all such capital expenditures purchases, leases and other acquisitions to exceed $15 million in any 12-month period;

(xii)                             any change in the Company’s independent auditors;

(xiii)         material changes to the scope or nature of the Company’s and any of its Subsidiaries’ business and operations;

(xiv)                         entering into any agreement to register equity securities of any other security holder of the Company (other than registrations on Form S-8 under the Securities Act);

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(xv)                            entering into any arrangement, contract or order which by its terms would restrict the Company from complying with its obligations under this Agreement and/or the Recapitalization Agreement; and

(xvi)                         the entering into of any agreement to do any of the foregoing.

(b)         For so long as the Corporate Therapeutics remain in effect, the following actions shall also constitute Significant Actions:

(i)                                     entering into any corporate transactions, including any joint venture, investment (other than an investment in, contract with or acquisition of any securities or assets of any of the Company’s wholly-owned Subsidiaries), recapitalization, reorganization or contract with any other Person or acquisition of any securities or assets of another Person whether in a single transaction or series of related transactions involving in excess of $10 million;

(ii)                                  any sale, lease or other conveyance of assets of the Company or its Subsidiaries in any transaction or series of related transactions (other than any sale, lease or other conveyance of assets of any wholly-owned Subsidiary of the Company to the Company or any of the Company’s other wholly-owned Subsidiaries), in each case outside the ordinary course of business or any assets (other than inventory sold in the ordinary course of business), except for sales, leases or other conveyances of assets in a single transaction or series of related transactions with a Fair Market Value of less than or equal to $10 million;

(iii)                               the guarantee, assumption or incurrence of indebtedness for borrowed money by the Company or any of its Subsidiaries (including indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of, or substantially all of its business and assets were acquired by, the Company or such Subsidiary and indebtedness secured by a lien encumbering any asset acquired by the Company or such Subsidiary) in excess of $15 million in any 12-month period (other than (x) Intercompany Indebtedness (as defined in the Recapitalization Agreement), (y) indebtedness incurred in the ordinary course of business under the Company’s revolving credit facilities the terms of which have been previously approved pursuant to Section 2.6 and (z) trade indebtedness incurred in the ordinary course of business by the Company and its Subsidiaries);

(iv)                              the declaration or payment of dividends or the making of other distributions with respect to Equity Interests of any non-wholly-owned Subsidiary of the Company (other than dividends or distributions from any such Subsidiary that are required pursuant to the organizational documents of such Subsidiary as in effect on the date of the Recapitalization Agreement or, if later, the date of formation of such Subsidiary);

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(v)                                 other than transactions expressly contemplated by this Agreement, the Recapitalization Agreement and the Fee Letter, entering into any direct or indirect transactions between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company or any stockholder, director, officer or employee of the Company or an Affiliate of the Company, on the other (including, without limitation, the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement);

(vi)                              the establishment, adoption, entering into, amendment or modification to or termination of any employee benefit plan;

(vii)                           the approval of the Budget and Business Plan for any fiscal year of the Company (each such Budget and Business Plan approved for any fiscal year of the Company pursuant to Section 2.6, the “Approved Budget and Business Plan” for such fiscal year);

(viii)                        any capital expenditure or purchase, lease or other acquisition of assets by the Company or its Subsidiaries, other than (a) capital expenditures, purchases, leases and other acquisitions contemplated in the Approved Budget and Business Plan for the applicable fiscal year of the Company and (b) capital expenditures, purchases, leases and other acquisitions not contemplated in the Approved Budget and Business Plan for the applicable fiscal year that would cause the aggregate amount of all such capital expenditures, purchases, leases and other acquisitions not contemplated in the Approved Budget and Business Plan for the applicable fiscal year to exceed $5 million in any 12-month period;

(ix)                                entering into any arrangement, instrument, contract or order, or any amendment or modification thereof, which by its terms could (A) restrict the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any indebtedness owed to, any of the Company and its Subsidiaries or (B) otherwise restrict any Subsidiary of the Company from making payments or transfers to any of the Company or any other Subsidiary of the Company, other than, in each case, in the ordinary course of the Company’s business;

(x)                                   any change to senior management of the Company or any Material Subsidiary;

(xi)                                with respect to any officer, director or employee of the Company or any of its Subsidiaries: (a) the entering into of any employment agreement or other compensation arrangement with such person or (b) the amendment or other modification of any employment agreement or other compensation arrangement entered into with such person (in each case, other than pursuant to a management incentive plan approved pursuant to Section 2.6), except where such agreement, arrangement, amendment or modification would

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not result in the payment of compensation to such person in excess of $500,000 in any 12-month period;

(xii)                             the grant of any severance or termination payment to any present or former officer, director or employee of the Company or any of its Subsidiaries other than pursuant to a management incentive plan approved pursuant to Section 2.6;

(xiii)                          any change to (A) the Company’s accounting reference date or (B) the Company’s accounting policies, bases or methods (other than as recommended by the auditors of the Company);

(xiv)                         any loans or advances to or guarantees for the benefit of any officers or directors of the Company or any Subsidiary, other than in the ordinary course of business as part of travel advances, relocation advances or salary;

(xv)                            the payment of or pledge to make any charitable contribution, except in the ordinary course of business, in compliance with all applicable laws and not in excess of $1 million in the aggregate in any 12-month period;

(xvi)                         the creation of any mortgage or charge or permitting the creation of or suffering to exist any mortgage or fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of the undertaking, property or assets of the Company or any Subsidiary other than any mortgage, charge, lien or other encumbrance securing obligations (A) not in excess of $1 million and (B) when taken together with all such mortgages, charges, liens and other encumbrances created within the preceding 12-months, would not result in the obligations underlying such mortgages, charges, liens and other encumbrances to exceed $10 million in the aggregate;

(xvii)                      commencing, entering into any settlement discussions, entering into any settlement agreement or arrangement or filing or responding to dispositive motions (including but not limited to any motion to dismiss, motion for summary judgment, motion for summary adjudication or demurrer) with respect to any litigation material to the business of the Company;

(xviii)                   transferring or permanently disposing of any Intellectual Property of the Company or its Subsidiaries in excess of $2 million in the aggregate in any 12-month period;

(xix)                           increasing the number of Directors above nine;

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(xx)                              the application for registration, listing or qualification of any securities on any securities exchange other than pursuant to the terms of this Agreement; and

(xxi)                           the entering into of any agreement to do any of the foregoing.

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